Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use and incorporation by reference in Amendment No. 1 to this Registration Statement on Form F-10 of:  (i) our report dated February 17, 2010 relating to the consolidated financial statements of IMRIS Inc. (the “Company”) and (ii) our report dated November 5, 2010, relating to the reconciliation of Canadian Generally Accepted Accounting Principles (GAAP) to United States GAAP for the years ended December 31, 2009 and 2008, both appearing in the Prospectus, which is part of Amendment No. 1 to this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Winnipeg, Canada

November 18, 2010